Exhibit 4.12

$300,000,000

GRAPHIC PACKAGING CORPORATION

8 5/8% Senior Subordinated Notes due 2012

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

February 21, 2002

Amendment No. 1 to the Purchase Agreement, dated February 14, 2002 (the “Purchase Agreement”), among Graphic Packaging Corporation, a Delaware corporation (the “Company”), Graphic Packaging International Corporation, a Colorado corporation (the “Parent”) and Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated, as initial purchasers (the “Initial Purchasers”). All terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

WHEREAS, the parties to the Purchase Agreement desire to amend Schedule A to the Purchase Agreement to add ABN AMRO Incorporated, U.S. Bancorp Piper Jaffray Inc. and Wells Fargo Brokerage Services, LLC as initial purchasers (collectively, the “Additional Purchasers”) and to modify the principal amount of Offered Securities being purchased by each of the Purchasers.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.  Amendment of Schedule A.    The information contained on Schedule A shall be deleted in its entirety and replaced with the information contained on Schedule A attached to this Amendment No. 1 to the Purchase Agreement.

2.  Additional Purchasers Bound.    (a) Each of the parties listed on Schedule A hereto shall be bound as a Purchaser by the terms of the Purchase Agreement as if it had been an original party thereto. In connection therewith, each of the Additional Purchasers shall be deemed to have made all representations and warranties, covenants and other agreements, as of the date hereof and as of the Closing Date, made by the Purchasers in the Purchase Agreement, and for all purposes hereof and thereof, references to the “Purchasers” therein shall be deemed to include each of the parties listed on Schedule A hereto.

(b)  The obligations of the Company and the Parent to the Purchasers under the Purchase Agreement shall for all purposes hereof be deemed to extend to the Additional Purchasers.

3.  Governing Law.    This Amendment No. 1 to the Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.  Counterparts.    This Amendment No. 1 to the Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

GRAPHIC PACKAGING CORPORATION

By:
Name: Title:

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

By:
Name: Title:

The foregoing Amendment No. 1 to Purchase
    Agreement is hereby confirmed and accepted
    as of the date first written above.

CREDIT SUISSE FIRST BOSTON
CORPORATION MORGAN STANLEY & CO. INCORPORATED
ABN AMRO INCORPORATED
U.S. BANCORP PIPER JAFFRAY INC.
WELLS FARGO BROKERAGE SERVICES, LLC

BY:    CREDIT SUISSE FIRST BOSTON CORPORATION

By:
William Oglesby Managing Director

SCHEDULE A

Manager	Principal Amount of Securities Offered
Credit Suisse First Boston Corporation	$131,250,000
Morgan Stanley & Co. Incorporated	131,250,000
ABN AMRO Incorporated	15,000,000
U.S. Bancorp Piper Jaffray Inc.	15,000,000
Wells Fargo Brokerage Services, LLC	7,500,000

Total	$300,000,000